                              DUNN COMPUTER CORPORATION

                                 EMPLOYMENT AGREEMENT


         EMPLOYMENT AGREEMENT made as of this ___ day of _______, 1997 by and between DUNN COMPUTER CORPORATION, a Delaware corporation, having an office at 1306 Squire Court, Sterling, Virginia 20166 (hereinafter referred to as "Employer") and THOMAS P. DUNNE, an individual with an address c/o Dunn Computer Corporation, 1306 Squire Court, Sterling, Virginia 20166 (hereinafter referred to as "Employee");

                                 W I T N E S S E T H:


         WHEREAS, Employer employs, and desires to continue to employ, Employee as Chief Executive Officer, Chairman and President of Employer; and

         WHEREAS, Employee is willing to continue to be employed as the Chief Executive Officer, Chairman and President in the manner provided for herein, and to perform the duties of the Chief Executive Officer, Chairman and President of Employer upon the terms and conditions herein set forth;

         NOW, THEREFORE, in consideration of the promises and mutual covenants herein set forth it is agreed as follows:

         1. Employment of Executive Vice President and Chief Financial Officer. Employer hereby employs Employee as Chief Executive Officer, Chairman and President.

         2.   Term.

              a. Subject to Section 10 below and further subject to Section 2(b) below, the term of this Agreement shall commence on the effective date of the Company's Registration Statement (the "Commencement Date") and expire three years from such date. Each 12 month period from the Commencement Date forward during the term hereof shall be referred to as an "Annual Period." During the term hereof, Employee shall devote substantially all of his business time and efforts to Employer and its subsidiaries and affiliates.
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              b.   Subject to Section 10 below, unless the Board of Directors of the Company (the "Board") of Employer shall determine to the contrary and shall so notify Employee in writing on or before the end of any Annual Period or unless the Employee notifies Employer in writing on or before the end of any Annual Period of his desire not to renew this Agreement, then at the end of each Annual Period, the term of this Agreement shall be automatically extended for one (1) additional Annual Period to be added at the end of the then current term of this Agreement.

         3. Duties. The Employee shall perform those functions generally performed by persons of such title and position, shall attend all meetings of the stockholders and the Board, shall perform any and all related duties and shall have any and all powers as may be prescribed by resolution of the Board, and shall be available to confer and consult with and advise the officers and directors of Employer at such times that may be required by Employer. Employee shall report directly and solely to the Board.

         4.   Compensation.

              a. (i) Employee shall be paid a minimum of $240,000 for each Annual Period thereafter. Employee shall be paid periodically in accordance with the policies of the Employer during the term of this Agreement, but not less than monthly.

                   (ii) Employee is eligible for an annual bonus, if any, which will be determined and paid in accordance with policies set from time to time by the Board. The annual bonus which the Employee is eligible for may not exceed (a) five percent of the Employer's pre-tax income for the Company's preceding fiscal year; or (b) $250,000.

              b.   (i) In the event of a "Change of Control" whereby

                   (A) A person (other than a person who is an officer or a Director of Employer on the effective date hereof), including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes,

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or obtains the right to become, the beneficial owner of Employer securities having 30% or more of the combined voting power of then outstanding securities of the Employer that may be cast for the election of directors of the Employer;

                   (B) At any time, the Board-nominated slate of candidates for the Board is not elected;

                   (C) Employer consummates a merger in which it is not the surviving entity;

                   (D)  Substantially all of Employer's assets are sold; or

                   (E) Employer's stockholders approve the dissolution or liquidation of Employer; then

                   (ii) (A) Employee shall be eligible to receive a one-time bonus, equal on an after-tax basis to two times his then current annual base salary. To effectuate this provision, the bonus shall be "grossed-up" to include the amount necessary to reimburse Employee for his federal, state and local income tax liability on the bonus and on the "gross-up" at the respective effective marginal tax rates. In no event shall this bonus exceed three times Employee's then current base salary. Said bonus shall be paid within thirty (30) days of the Change of Control.

                        (B)  All stock options, warrants and stock
appreciation rights ("Rights") granted by Employer to Employee under any plan or otherwise prior to the effective date of the Change of Control, shall become vested, accelerate and become immediately exercisable. In the event Employee owns or is entitled to receive any unregistered securities of Employer, then Employer shall use its best efforts to affect the registration of all such securities as soon as practicable, but no later than 120 days after the effective date of the registration statement; provided, however, that such period may be extended or delayed by Employer for one period of up to 60 days if, upon the advice of counsel at the time such registration is required to be filed, or at the time Employer is required to exercise its

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best efforts to cause such registration statement to become effective, such delay is advisable and in the best interests of Employer because of the existence of non-public material information, or to allow Employer to complete any pending audit of its financial statements;

              c. Employer shall include Employee in its health insurance program available to Employer's executive officers and shall pay 100% of the premiums for such program.

              d. Employee shall have the right to participate in any other employee benefit plans established by Employer.

              e. Employee shall be entitled to a car provided to him by the Company and the Company will pay all insurance and maintenance and expenses in connection therewith.

              f. The Company shall be responsible for and pay all costs associated with Employer's country club membership.

         5. Board of Directors. Employer agrees that so long as this Agreement is in effect, Employee will be nominated to the Board as part of management's slate of Directors.

         6. Expenses. Employee shall be reimbursed for all of his actual out-of-pocket expenses incurred in the performance of his duties hereunder, provided such expenses are acceptable to Employer, which approval shall not be unreasonably withheld, for business related travel and entertainment expenses, and that Employee shall submit to Employer reasonably detailed receipts with respect thereto.

         7. Vacation. Employee shall be entitled to receive four (4) weeks paid vacation time after each year of employment upon dates agreed upon by Employer. Upon separation of employment, for any reason, vacation time accrued and not used shall be paid at the salary rate of Employee in effect at the time of employment separation.

         8. Secrecy. At no time shall Employee disclose to anyone any confidential or secret information (not already constituting information

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available to the public) concerning (a) internal affairs or proprietary business operations of Employer or (b) any trade secrets, new product developments, patents, programs or programming, especially unique processes or methods.

         9. Covenant Not to Compete. Subject to, and limited by, Section 11(b), Employee will not, at any time, anywhere in the world, during the term of this Agreement, and for one (1) year thereafter, either directly or indirectly, engage in, with or for any enterprise, institution, whether or not for profit, business, or company, competitive with the business (as identified herein) of Employer as such business may be conducted on the date thereof, as a creditor, guarantor, or financial backer, stockholder, director, officer, consultant, advisor, employee, member, inventor, producer, director, or otherwise of or through any corporation, partnership, association, sole proprietorship or other entity; provided, that an investment by Employee, his spouse or his children is permitted if such investment is not more than four percent (4%) of the total debt or equity capital of any such competitive enterprise or business and further provided that said competitive enterprise or business is a publicly held entity whose stock is listed and traded on a national stock exchange or through the NASDAQ Stock Market. As used in this Agreement, the business of Employer shall be deemed to include the manufacturing and marketing of computer systems.

         10.  Termination.

              a.  Termination by Employer

                   (i) Employer may terminate this Agreement upon written notice for Cause. For purposes hereof, "Cause" shall mean (A) engaging by the Employee in conduct that constitutes activity in competition with Employer; (B) the conviction of Employee for the commission of a felony; and/or (C) the habitual abuse of alcohol or controlled substances. Notwithstanding anything to the contrary in this Section 10(a)(i), Employer may not terminate Employee's employment under this Agreement for Cause unless Employee shall have first received notice from the Board advising Employee of the specific acts or omissions alleged to constitute Cause, and such acts or

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omissions continue after Employee shall have had a reasonable opportunity (at least 10 days from the date Employee receives the notice from the Board) to correct the acts or omissions so complained of. In no event shall alleged incompetence of Employee in the performance of Employee's duties be deemed grounds for termination for Cause.

                   (ii) Employer may terminate Employee's employment under this Agreement if, as a result of any physical or mental disability, Employee shall fail or be unable to perform his duties under this Agreement for any consecutive period of 90 days during any twelve-month period. If Employee's employment is terminated under this Section 10(a)(ii): (A) for the first six months after termination, Employee shall be paid 100% of his full compensation under Section 4(a) of this Agreement at the rate in effect on the date of termination, and in each successive 12 month period thereafter Employee shall be paid an amount equal to 67% of his compensation under
Section 4(a) of this agreement at the rate in effect on the date of termination; and (B) Employee shall continue to be entitled, insofar as is permitted under applicable insurance policies or plans, to such general medical and employee benefit plans (including profit sharing or pension plans) as Employee had been entitled to on the date of termination. Any amounts payable by Employer to Employee under this paragraph shall be reduced by the amount of any disability payments payable by or pursuant to plans provided by Employer and actually paid to Employee.

                   (iii) This agreement automatically shall terminate upon the death of Employee, except that Employee's estate shall be entitled to receive any amount accrued under Section 4(a) and the pro-rata amount payable under Section 4(e) for the period prior to Employee's death and any other amount to which Employee was entitled of the time of his death.

              b.   Termination by Employee

                   (i) Employee shall have the right to terminate his employment under this Agreement upon 30 days' notice to Employer given within 90 days following the occurrence of any of the following events (A) through
(F) or within three years following the occurrence of event (G):

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                       (A)  Employee is not elected or retained as Chief
Executive Officer, Chairman and President.

                        (B) Employer acts to materially reduce Employee's duties and responsibilities hereunder. Employee's duties and responsibilities shall not be deemed materially reduced for purposes hereof solely by virtue of the fact that Employer is (or substantially all of its assets are) sold to, or is combined with, another entity, provided that Employee shall continue to have the same duties and responsibilities with respect to Employer's business, and Employee shall report directly to the chief executive officer and/or board of directors of the entity (or individual) that acquires Employer or its assets.

                        (C) Employer acts to change the geographic location of the performance of Employee's duties from the Washington, D.C.
Metropolitan area. For purposes of this Agreement, the Washington D.C. Metropolitan area shall be deemed to be the area within 60 miles of Washington, D.C.

                        (D) A Material Reduction (as hereinafter defined) in Employee's rate of base compensation, or Employee's other benefits.
"Material Reduction" shall mean a ten percent (10%) differential;

                        (E) A failure by Employer to obtain the assumption of this Agreement by any successor;

                        (F) A material breach of this Agreement by Employer, which is not cured within thirty (30) days of written notice of such breach by Employer;

                        (G)  A Change of Control.

                   (ii) Anything herein to the contrary notwithstanding, Employee may terminate this Agreement upon thirty (30) days written notice.

              c. If Employer shall terminate Employee's employment other than due to his death or disability or for Cause (as defined in Section


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10(a)(i) of this Agreement), or if Employee shall terminate this Agreement under Section 10(b)(i), Employer's obligations under Section 4 shall be absolute and unconditional and not subject to any offset or counterclaim and Employee shall continue to be entitled to receive all amounts provided for by
Section 4 and all additional employee benefits under Section 4 regardless of the amount of compensation he may earn with respect to any other employment he may obtain.

         11.  Consequences of Breach by Employer;               Employment
Termination

              a. If this Agreement is terminated pursuant to Section 10(b)(i) hereof, or if Employer shall terminate Employee's employment under this Agreement in any way that is a breach of this Agreement by Employer, the following shall apply:

                   (i) Employee shall receive as a bonus, and in addition to his salary continuation pursuant to Section 10.c., above, a cash payment equal to the Employee's total base salary as of the date of termination hereunder for the remainder of the term plus an additional amount to pay all federal, state and local income taxes thereon on a grossed-up basis as heretofore provided, payable within 30 days of the date of such termination.

                   (ii) Employee shall be entitled to payment of any previously declared bonus and additional compensation as provided in Section 4(a) and (b) above.

              b. In the event of termination of Employee's employment pursuant to Section 10(b)(i) of this Agreement, the provisions of Section 9 shall not apply to Employee.

         12.  Remedies

              Employer recognizes that because of Employee's special talents, stature and opportunities in the computer industry, and because of the special creative nature of and compensation practices of said industry and the material impact that individual projects can have on company's results of operations, in the event of termination by Employer hereunder (except under

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Section 10(a)(i) or (iii), or in the event of termination by Employee under
Section 10(b)(i) before the end of the agreed term, the Employer acknowledges and agrees that the provisions of this Agreement regarding further payments of base salary, bonuses and the exercisability of Rights constitute fair and reasonable provisions for the consequences of such termination, do not constitute a penalty, and such payments and benefits shall not be limited or reduced by amounts' Employee might earn or be able to earn from any other employment or ventures during the remainder of the agreed term of this Agreement.

         13.  Excise Tax.    In the event that any payment or benefit
received or to be received by Employee in connection with a termination of his employment with Employer would constitute a "parachute payment" within the meaning of Code Section 280G or any similar or successor provision to 280G and/or would be subject to any excise tax imposed by Code Section 4999 or any similar or successor provision then Employer shall assume all liability for the payment of any such tax and Employer shall immediately reimburse Employee on a "grossed-up" basis for any income taxes attributable to Employee by reason of such Employer payment and reimbursements.

         14. Arbitration. Any controversies between Employer and Employee involving the construction or application of any of the terms, provisions or conditions of this Agreement, save and except for any breaches arising out of Sections 8 and 9 hereof, shall on the written request of either party served on the other be submitted to arbitration. Such arbitration shall comply with and be governed by the rules of the American Arbitration Association. An arbitration demand must be made within one (1) year of the date on which the party demanding arbitration first had notice of the existence of the claim to be arbitrated, or the right to arbitration along with such claim shall be considered to have been waived. An arbitrator shall be selected according to the procedures of the American Arbitration Association. The cost of arbitration shall be born by the losing party or in such proportions as the arbitrator shall decide. The arbitrator shall have no authority to add to, subtract from or otherwise modify the provisions of this Agreement, or to


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award punitive damages to either party.

         15. Attorneys' Fees and Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which he may be entitled.

         16. Entire Agreement; Survival. This Agreement contains the entire agreement between the parties with respect to the transactions contemplated herein and supersedes, effective as of the date hereof any prior agreement or understanding between Employer and Employee with respect to Employee's employment by Employer. The unenforceability of any provision of this Agreement shall not effect the enforceability of any other provision. This Agreement may not be amended except by an agreement in writing signed by the Employee and the Employer, or any waiver, change, discharge or modification as sought. Waiver of or failure to exercise any rights provided by this Agreement and in any respect shall not be deemed a waiver of any further or future rights.

              b. The provisions of Sections 4, 8, 9, 10(a)(ii), 10(a)(iii), 10(c), 11, 12, 13, 14, 15, 18, 19 and 20 shall survive the termination of this Agreement.

         17. Assignment. This Agreement shall not be assigned to other parties.

         18. Governing Law. This Agreement and all the amendments hereof, and waivers and consents with respect thereto shall be governed by the internal laws of the State of Virginia, without regard to the conflicts of laws principles thereof.

         19. Notices. All notices, responses, demands or other communications under this Agreement shall be in writing and shall be deemed to have been given when

              a.   delivered by hand;

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              b.   sent be telex or telefax, (with receipt confirmed),
provided that a copy is mailed by registered or certified mail, return receipt requested; or

              c. received by the addressee as sent be express delivery service (receipt requested) in each case to the appropriate addresses, telex numbers and telefax numbers as the party may designate to itself by notice to the other parties:

                   (i) if to the Employer:

                        Dunn Computer Corporation
                        1306 Squire Court
                        Sterling, Virginia 20166

                        Attention: John D. Vazzana

                        Telefax:  (703) 450-0406
                        Telephone:  (703) 450-0400

                        Gersten, Savage, Kaplowitz, Fredericks &
                         Curtin
                        101 East 52nd Street
                        9th Floor
                        New York, New York 10022

                        Attention:  Jay M. Kaplowitz, Esq.

                        Telefax: (212) 980-5192
                        Telephone: (212) 752-9700

                   (ii) if to the Employee:

                        Thomas P. Dunne
                        c/o Dunn Computer Corporation
                        1306 Squire Court
                        Sterling, Virginia 20166

         20. Severability of Agreement. Should any part of this Agreement for any reason be declared invalid by a court of competent jurisdiction, such

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decision shall not affect the validity of any remaining portion, which remaining provisions shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties that they would have executed the remaining portions of this Agreement without including any such part, parts or portions which may, for any reason, be hereafter declared invalid.

         IN WITNESS WHEREOF, the undersigned have executed this agreement as of the day and year first above written.

                                  DUNN COMPUTER CORPORATION

                                  By:----------------------------
                                        John D. Vazzana
                                        Executive Vice President

                                        --------------------------
                                        Thomas P. Dunne

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